EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P. for the registration of common stock, preferred stock, depositary shares and guarantees of debt securities of Mid-America Apartment Communities, Inc. and debt securities of Mid-America Apartments, L.P. and to the incorporation by reference therein of our reports dated February 22, 2018 (except for the effects of changes in segments as discussed in Note 14, as to which the date is September 26, 2018), with respect to the consolidated financial statements and schedule of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P., and our report dated February 22, 2018, with respect to the effectiveness of internal control over financial reporting of Mid-America Apartment Communities, Inc., included in Mid-America Apartment Communities, Inc.’s and Mid-America Apartments, L.P.’s Current Report on Form 8-K dated September 26, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee

September 27, 2018